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                                                                  EXHIBIT 10.28

                                                                  April 7, 2001

Mr. Charles G. McCurdy
President
PRIMEDIA Inc.
745 Fifth Avenue
New York, NY 10151

Dear Charles:

     The purpose of this letter is to set forth the terms and conditions of certain aspects of the employment arrangement between PRIMEDIA Inc. (the "Company") and you (the "Executive").

     1. The Executive's base annual salary shall remain at $700,000 and his target bonus percentage under the Executive Incentive Compensation Plan (discretionary and non-discretionary together) remain at 55% of base annual salary. In addition, the Executive is eligible annually for a discretionary cash bonus of up to $200,000 for superlative performance.

     2. The Executive shall upon execution hereof receive a one-time cash payment of $117,600 in consideration of the cancellation of the Executive's Long Term Performance Plan.

     3. The Executive will before April 30, 2001 be granted stock options to purchase 1 million shares of Company Common stock with an option exercise price of $17.4375 per share. Such stock options shall be granted under the Company's Stock Purchase and Option Plan, as amended, and shall contain all of the same terms and conditions as the prior Company stock options granted to the Executive except that the Executive shall have 90 days to exercise upon termination of employment, and the options shall vest upon a "Change of Control". The options shall vest 20% on the date of grant and 20% on each January 18 thereafter through January 18, 2005. All of such stock options which are unvested upon the Executive's death shall thereupon immediately vest, and the Executive's estate or beneficiary shall have one year following his date of death to exercise.

         (i) "Change of Control" shall mean the occurrence of one of the following events:

              (A) a transaction or series of related transactions where the controlling party (a party owning more than 50% of the Company's voting stock) on the date of this Agreement (the "Controlling Party") sells or otherwise disposes of

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                   Beneficial Ownership (within the meaning of Rule 13d-3 of the
                   Securities Exchange Act of 1934, as amended (the "1934 Act") of securities of the Company representing 35% or more of the Voting Stock (stock having the combined voting power of all securities of the Company entitled to vote in the election of directors of the Company) to any single person or group (within the meaning of Section 13(d) (3) of the 1934 Act, and the rules and regulations promulgated thereunder), other than to an affiliate of the Controlling Party and in connection with or following such disposition such single person or group obtains control of a majority of the seats (other than vacant seats) on the Board of Directors of the Company;

              (B) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;
              (C) all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction or the Company combines with another company pursuant to a merger, consolidation or sale of the Company's securities and the Company is not the surviving corporation (unless the shareholders of the Company immediately prior to any such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, the voting stock or other ownership interests of the entity or entities, ir any, that succeed to the business of the Company); or
              (D) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination have beneficial ownership of 50% or less of the voting stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the voting stock of the combined company, any shares received by such shareholders in their capacity of shareholders of such other Company in exchange for stock of such other company).

         (ii) Notwithstanding anything contained in this Agreement to the contrary, in the event the Executive shall, upon leaving the Company's employ, become employed by any firm or corporation that directly competes with the Company in a majority of its business lines, the Company may give the Executive written notice shortening the 90 day period to exercise his then unexercised stock options. Such exercise period shall then expire on the first to occur of the 45th day following receipt of the written notice or the 90th day following the Executive's termination, whichever shall occur first.

     4. With respect to the Company stock options granted pursuant to the terms of this letter agreement, the Executive shall have the right to pay the option exercise price by delivering shares of Company common stock which the Executive has held for six months or more that have a market value (based on the closing price the trading day preceding the date of exercise) equal to the aggregate exercise price of the stock options being exercised. It is understood and

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         agreed that other than the exercise price all payments required to be made in connection with the exercise of a stock option shall be made in cash.

     5. The Executive has been or shall be granted stock options in each of the Internet entities listed below (each an "Internet Entity") equal to the respective percentage set forth below next to each such Internet Entity of the Fully Diluted Equity of the Internet Entity. For the purposes hereof, Fully Diluted Equity shall mean that number of shares determined by multiplying 120% by the actual number of Common Shares outstanding excluding all options. All such stock options shall, during the Executive's employment, vest at the rate of 25% on the first anniversary of the respective date of grant and 6.25% each subsequent three month period with 90 days to exercise upon termination of employment and one year to exercise in the event of the Executive's death. All unvested stock options shall vest upon a Change of Control, as defined above except that for the purposes of such definition the Internet Entity shall be the "Company".

                    Internet Entity                  Equity %

                    Industry Click                   1.75%
                    HPCi                             1%
                    Gr8Ride                          1.5%
                    Teen                             1.5%
                    Baby                             1.5%
                    Bride                            1.5%
                    Enthusiast                       1.5%  (this may be in each of outdoor, equine, craft,
                                                     history, etc, in lieu thereof)
                    NYMetro                          .375%
                    SoapCity                         .30% (if the transaction with SONY is consummated)

     6. With respect to HPCi, if there is a "Transforming Event" in the future while the Executive is in the employ of the Company, then the Executive shall be granted an additional 1% of the equity of HPCi.

     7. For the purposes of this letter agreement, a "Transforming Event" shall mean:
            (a) an entity which is not an affiliate of the Company shall acquire a 10% or more interest in HPCi or
            (b) the equity in, or substantially of the assets of, HPCi shall be used to acquire in equity interest in an existing Internet enterprise or as the contribution to create an enterprise.

                If the Transforming Event eventuates in the Company or one of its subsidiaries owning less than 100% of the total equity of HPCi (excluding management stock options) then the percentage set forth in paragraph 6 above shall represent a percentage of the equity that PRIMEDIA or its subsidiary owns in HPCi as then constituted following the Transforming Event, and not a percentage of the total outstanding equity of HPCi as then constituted.

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     8.  The per share stock option exercise price for options in the Internet
         Entities shall be $.50. The date of grant for the Internet Entities shall be June 30, 1999 except for the additional 1% of HPCi, where in the date of grant shall be the actual grant date.

            (a) With respect to NY Metro, the date of grant is March 24, 2000 and for the venture between Soap Opera Digest and Sony's Soapsonline, the closing date.

            (b) For all other stock options in Internet Entities, the date stock options are first granted to any persons.

     9. In the event that the Company and the Executive shall determine in good faith that there will be no initial public offering or sale of all of the equity securities of an Internet Entity (a "Value Event") in which the Executive holds stock options prior to the expiration date of the stock options in that Internet Entity, but that either a parent company or subsidiary of such Internet Entity has or will prior to such expiration have a Value Event, the Executive shall have the right to swap the stock options from the non-Value Event entity to the Value Event entity in the same manner and on the same terms as other senior executives of PRIMEDIA other than Tom Rogers in the non-Value Event entity generally.

     10. With respect to internet entities not listed in Section 5 above, the Executive shall be considered for stock option grants therein on the same basis as other corporate executives considering such factors as level of involvement.

     11. In the event that the form of an Internet Entity shall be an LLC, a partnership, etc. in lieu of a corporation, options to acquire LLC units, partnership interests, etc. for stock options having the same economics and other effects shall be substituted.

     12. The Executive agrees to the following limitations on the Executive's sale of PRIMEDIA Common Stock, including shares acquired in the exercise of PRIMEDIA stock options.
            (a) The Executive will not:
                  (i) sell in any one day more than the greater of 10,000 shares or 15% of the average daily volume over the 30 trading days preceding the date of sale,
                  (ii) sell at a price less than $15 per share, and
                  (iii) sell on any day if for the five previous trading days the closing price of the Common Stock was below the closing price on the prior day.
            (b) The Executive may:
                  (i) sell blocks above 10,000 shares to parties identified by the PRIMEDIA Investor Relations Department, but such blocks must sell at $15 per share or above.

            (c)
                  (i) in the event the Executive cannot sell 400,000 shares by
                      June 30, 2001 because of the limitations or restrictions set forth herein or imposed by law, the Executive shall have the right to sell to the Company, by notice given no later than July 15, 2001, that number of shares of PRIMEDIA Common Stock received on the exercise of Company Stock Options determined as follows: 400,000 minus all shares sold (including both previously owned

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                      shares or shares received in the exercise of stock
                      options) during the period June 1, 2000 through June 30, 2001;

                 (ii) The purchase price per share will be the average closing price for all trading days commencing June 1, 2000 and ending June 30, 2001 but limited to $1,500,000 in the aggregate.

            (d) The restrictions set forth in this Section 12 shall lapse upon the Executive's termination of employment or an event of default causing an acceleration of any of the Company's debt.

            (e) The restrictions set forth in this Section 12 shall not apply to shares sold in a registered offering under the Securities Act of 1933 except for shares sold under the Registration Statement on Form S-8 covering the Stock Purchase and Option Plan.

     13. Nothing in this Agreement shall constitute an undertaking by the Executive to stay in the Company's employ nor by the Company to continue the Executive in its employ.

     14. This Agreement shall be governed and interpreted and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed in the State New York. In the event there shall be a dispute under this letter, the parties agree that such dispute shall be determined in an arbitration proceeding conducted by the American Arbitration Association and its applicable rules in New York City. Each and every decision of the arbitrators shall be binding on the parties hereto.

     15. Any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (i) five business days after deposit in the United States mails, with proper postage prepaid, whether by air, first class, registered or certified mail, (ii) one business day after being deposited with an overnight courier with all charges prepaid, or (iii) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address indicated as follows:

              If to the Company:         PRIMEDIA Inc.
                                         745 Fifth Avenue
                                         New York, NY 10151
                                         Attn: General Counsel

              If to the Executive:       To address first above written

or to such other address as such party may specify to the other in writing in accordance with the provisions hereof.

     16. Waiver by either party of a breach of any provision of this letter agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such waiving party.

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     17. This instrument contains the entire agreement and understanding of the parties hereto except for the agreements relating to stock options. Notwithstanding anything contained in any agreement to the contrary, in the event the provisions of this agreement shall conflict with the provisions of any other agreement to which the Company and Executive are parties, the provisions of this agreement shall govern. This agreement may not be changed except by an agreement in writing signed by the Executive and the Company.

     18. Simultaneously herewith and as a part hereof, Executive and the Company are executing the Stock Option Amendments in the form attached hereto.

     19. Provided that the transaction does not result in an earnings charge to the Company's earnings, the Executive may, six months prior to the exercise of any exercisable PRIMEDIA Stock Options, elect to exchange the stock options for deferred restricted stock units. Upon exercise of the stock options in accordance with stock option agreements as modified by this letter, the receipt of the shares of Common Stock issuable upon the exercise of the stock options shall be deferred in accordance with the Executive's deferral election and a Rabbi Trust shall be established for the benefit of the Executive to hold that number of shares equal to the number of exercised stock options.

Please indicate your agreement with the foregoing terms by executing this letter agreement in the space indicated below.


                                                 Very truly yours,

                                                 PRIMEDIA Inc.


                                                 By: /s/ Beverly C. Chell
                                                    ---------------------
                                                 Title: Vice Chairman

AGREED TO AND ACCEPTED:

/s/ Charles G. McCurdy
----------------------
By: Charles G. McCurdy